EXHIBIT 99.41

NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ANNOUNCES CLOSING OF PREFERRED OFFERING AND THE
EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT

DALLAS — (September 27, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that the Company closed its offering of the Company’s 8.55% Series A Cumulative Preferred Stock at $25.00 per share, and that the underwriters exercised their over-allotment option to purchase 300,000 shares.

In total, the Company sold 2,300,000 shares of Preferred Stock at $25.00 per share. The net proceeds from the offering, which closed on September 22, 2004, was approximately $55.7 million. Net proceeds will be used by the Company for general corporate purposes, which may include the acquisition of additional hotel investments.

The annual distribution for the preferred stock is $2.1375 per share, payable quarterly, with the first distribution expected in mid-January 2005. The preferred stock is expected to commence trading on the New York Stock Exchange on September 29, 2004, under the symbol, AHTPrA.

The preferred stock may be redeemed at the election of the Company on or after September 22, 2009, for an amount equal to the liquidation value ($25 per share), plus accrued and unpaid dividends to the date of redemption. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

Wachovia Securities and Friedman Billings Ramsey acted as joint book-running managers and Legg Mason Wood Walker, Incorporated and Stifel, Nicolaus & Company, Incorporated acted as co-managers. A shelf registration statement relating to these securities was filed in August with the Securities and Exchange Commission and has been declared effective. A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from Wachovia Securities, Attn: Prospectus Department, 8739 Research Drive, Charlotte, North Carolina 28262, or (704) 593-7559.

Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

-END-

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254 Phone: (972) 490-9600